Exhibit 10.15
Gannett Co., Inc.
Executive Life Insurance Plan Document
I — Purpose: Effective Date
Purpose. The purpose of this Executive Life Insurance Plan Document is to memorialize, as required under Section 409A of the Internal Revenue Code of 1986, as amended, Gannett Co., Inc.’s long-standing insurance program to provide supplemental life insurance to certain key employees of the Company and its affiliates. Each life insurance contract is owned by the executive. Each executive will apply (or has applied) for the life insurance contract, will have full ownership rights to the life insurance contract and will be able to exercise all ownership rights without involvement by the Employer other than those rights specifically agreed to by the parties as described in the Program. Contributions to pay premiums on the life insurance contract will be taxable income to the executive at the time the contributions are made.
II — Definitions
For the purposes of the Program, the following terms will have the meanings indicated unless the context clearly indicates otherwise:
Board. “Board” means the Board of Directors of Gannett Co., Inc.
Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time, and the regulations and guidance issued thereunder.
Compensation. “Compensation” means the base salary and incentive bonuses payable by the Employer to the Participant as compensation for services for a calendar year, and for purposes of this Agreement, Compensation shall include any amounts deferred by the Participant pursuant to any plan maintained by the Employer pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 as amended, or deferred pursuant to any elective non-qualified plan maintained by the Employer. For purposes of this Plan, Compensation shall not be deemed to adjust except to the extent of any increase from one year to the next.
Committee. “Committee” means the Benefit Plans Committee.
Employer. “Employer” means Gannett Co., Inc., and its affiliates.
Insurance Carrier. “Insurance Carrier” means one or more life insurance companies chosen by the Employer to provide life insurance coverage through specific life insurance policies.
Life Insurance Product. “Life Insurance Product” means the life insurance product(s) issued by an Insurance Carrier on the life of a Participant, to which the Employer will make annual premium payments on behalf of the Participant. In addition, “Life Insurance Product” shall include any annuity product or series of annuity products issued by an Insurance Carrier on the life of a Participant, to which the Employer will make annual payments on behalf of the Participant.

Participant. “Participant” means any employee who is eligible, under section III, below, to participate in the Program and satisfies all requirements to commence participation in the Program.
Participation Agreement. “Participation Agreement” means the agreement filed by a Participant and approved by the Committee pursuant to section III, below, or other writing determined by the Committee in its discretion.
Retirement. “Retirement”, “Retired” or any similar such phrase means a Participant’s termination of employment after attainment of age 55 with 5 years of service with the Employer.
Section 409A. ”Section 409A” means Section 409A of Code, and the Treasury regulations and other authoritative guidance issued thereunder.
Specified Employee. “Specified Employee” means a Participant who is determined by the Committee, or its delegate(s), to be a “specified employee” under the provisions of Treas. Reg. §1.409A-1(i) and other applicable guidance, provided that the Employer (or a member of the same group of controlled entities as the company that employs the Participant) is publicly traded on an established stock exchange.
Termination. “Termination”, “terminates employment” or any other similar such phrase means a Participant’s “separation from service” (from the employer who employed the Participant at the time the contributions were made and any other employer treated as the same employer pursuant to Treas. Reg. §1.409A-1(h)(3) and other applicable guidance), for any reason, within the meaning of Section 409A, and Treas. Reg. §1.409A-1(h) and other applicable guidance.
Targeted Death Benefit. “Targeted Death Benefit” is an amount of death benefits to be or which could be provided under a Life Insurance Product described in the Participation Agreement, on which Employer Contributions under this Program are to be estimated. The Participation Agreement may provide for different Targeted Death Benefits prior to termination of employment and after Retirement. A Participant may elect to reduce the amount of his/her Targeted Death Benefit; provided that such reduction may not be in exchange for any other compensation or benefit and, provided further, such reduction must be permitted under Section 409A.
III — Participation
Eligibility. The Committee will select those key employees of the Employer who will be eligible to participate.
Participation. An employee’s participation in the Program will be effective when the Life Insurance Product becomes effective and in force. Participation in the Program will continue until such time as the Participant terminates employment with Employer, until such time as Employer Contributions are no longer provided for by the terms of this Program or until the Participant is no longer permitted to participate in the Program.

Requirement of Cooperation. As a condition for Participation in this Program, the Participant shall be required to comply with all normal and reasonable requests deemed necessary to apply for and obtain the Life Insurance Product.
Change in Employment Status. If the Chief Executive Officer or the Board determines that a Participant’s employment performance no longer merits participation in the Program prior to the Participant’s Retirement, but does not terminate the Participant’s employment with Employer, participation herein and eligibility to receive future contributions under the Program will cease at that time.
IV — Targeted Death Benefit
Basic Formula. The contribution, as set forth Section V, below, will be made by the Employer, based on the amount of Targeted Death Benefit for each Participant as set forth in the Participation Agreement. The Targeted Death Benefit shall provide for a different targeted level of death benefit during employment and after employment. In no event, will the Targeted Death Benefit be permitted to increase after the Participant attains age sixty-five.
Limitations. The Targeted Death Benefit may be limited by factors other than those provided in the formula above, and in such events shall be reduced as provided below:
•	Maximum Face Amount – The Targeted Death Benefit may be limited by the maximum face amount permitted by the Insurance Carrier without underwriting, as may be agreed upon by the Employer and the Insurance Carrier.
•	Existing Policy – To the extent a Participant currently maintains a Life Insurance Product into which Employer contributions were made prior to January 1, 2009, the Targeted Death Benefit may be limited by the maximum face amount of such Life Insurance Product, including any increases as may be permitted by the terms of the Life Insurance Product.
•	Underwriting Criteria – The Targeted Benefit may be reduced by the results of medical or other underwriting imposed by the Insurance Carrier and is limited to the amount of death benefit which can be provided by the Life Insurance Product assuming preferred or standard rates.
V — Contributions
Employer Contributions. The Employer will make a contribution on behalf of the Participant to the Life Insurance Product or will make a payment in cash to the Participant. The amount of such contribution or payment will be as follows, unless otherwise specified in the Participant’s Participation Agreement:
•	During Employment Up To Attaining Age 65 — Annual Employer Contributions will be calculated to provide the Targeted Death Benefit using the illustration system maintained by the Insurance Carrier issuing the Life Insurance Product assuming level premium payments are made through age 64 (but no less than 5 years), and based on no greater than standard rates. The calculation of such amount will be based on assumptions fixed and set forth in Exhibit A; in all events such variables used will be outside the control or influence of either the Participant or the Employer. To the extent the Targeted Death Benefit is a function of Compensation, the Employer contribution will be recalculated each year on or about each March 1st, based on the Compensation as of that date, and projected to age 65 under the assumptions specified in Appendix A. In the event that the Employer Contribution is made into an annuity product or series of annuity products issued by an Insurance Carrier on the life of a Participant, the Employer Contribution shall be fixed as of the date of the initial Employer Contribution and shall not be recalculated to accommodate future changes in Compensation or changes in the assumptions set forth in Exhibit A.

•	After Retirement – Upon the Retirement of a Participant (or after age 65, if the Participant remains employed), the Employer shall continue to make Employer contributions in an amount calculated to provide the Targeted Death Benefit using the illustration system maintained by the Insurance Carrier, based on the minimum number of level annual premiums allowable without causing the Life Insurance Product to violate section 7702 of the Code, the definition of life insurance, and based on other reasonable financial assumptions determined as of the time of the Employer Contribution set forth in the attached Exhibit A, or as otherwise expressly provided in the Participation Agreement. In all events such variables used will be outside the control or influence of either the Participant or the Employer. To the extent the Targeted Death Benefit after Retirement is a function of Compensation, the Employer Contribution will be recalculated using the annualized Compensation as of Retirement and shall be fixed as of that time.
•	Termination Prior to Retirement – Employer Contributions will not be made after the termination of employment that does not constitute Retirement.
•	Section 7702 Limitations – To the extent that any Employer Contribution scheduled to be made into a Life Insurance Product after Retirement would exceed the limit permitted by section 7702 of the Code, such excess will be paid in cash to the Participant at the same time as the Employer contribution is made to the Life Insurance Product.
•	Medical Underwriting Limitations - Employer contributions may be further limited by the medical underwriting imposed by the Insurance Carrier and are limited to the amount necessary to fund the death benefit which can be provided by the Life Insurance Product at standard or preferred rates.
•	Participants who are retired as of January 1, 2009 – Additional Employer Contributions will be made as set forth in writing prior to January 1, 2009, based on the reasonable assumptions in Exhibit A.
•	Participants with existing insurance policies as of 12/1/08, that have been funded by the Employer, and that do not qualify for standard or preferred rates in a new policy – Employer Contributions will be based on a pre-retirement Target Death Benefit that is equal to the existing policy(ies) and a post-retirement Target Death Benefit as described in the Participation Agreement and other assumptions provided in Exhibit A. If a Participant has a policy in place as of December 1, 2008 and does not qualify for standard or preferred rates under a new policy in 2009 because of noninsurability or similar reason, the Participant’s current policy shall remain in place.

Cessation of Employer Contributions. Employer Contributions will cease upon the earlier of:
•	Death
•	Participant’s termination of employment with the Employer which does not qualify as Retirement under this Program;
•	Participant partially or completely surrenders, attempts to take a loan from, or withdraw cash value from the Life Insurance Product, or adjusts the face amount of the Life Insurance Product;
•	Participant makes a contribution to the Life Insurance Product prior to Retirement, except as may be permitted herein; and
•	Participant suffers a Change in Employment Status as described above.
Nothing contained herein shall limit the Employer’s ability to terminate Employer Contributions for any Participant, or for all Participants upon the termination or amendment of the Program in the sole discretion of the Employer.
Timing of Employer Contributions. Employer Contributions to the Life Insurance Product will be made on a semi-annual mode with premiums being paid on or about each January and July, except that in no event will an Employer Contribution be made in a calendar year other than the calendar year in which the Employer Contribution is due.
Delay in Payment for Specified Employees. Notwithstanding anything else to the contrary, contributions to be made by the Employer caused by the termination of employment (other than by reason of death) of a Participant who is determined to meet the definition of Specified Employee at the time of termination shall be payable as otherwise provided, except that the initial payment shall be made no earlier than the six (6) months following the termination of employment with the Company.
Participant Contributions. A Participant may not make additional contributions directly into the Life Insurance Product or to the Annuity Product prior to Retirement.
Withholding; Payroll Taxes. The amount of the Employer Contributions and additional Employer Contributions, if any, will be treated as current compensation, and as such, Employer shall withhold any taxes required to be withheld with respect to such amount under local, state or federal law. Such withholding will be made to the greatest extent possible from other compensation paid to the Participant, and to the extent other compensation is insufficient to cover the required withholding, the Participant shall reimburse the Employer the amount necessary to meet its withholding obligation.
VI — Benefits
Employer Contributions. The sole benefit to be provided by the Employer under this Program is the annual Employer Contributions described in Section V above, as determined by the Committee based on the Targeted Death Benefit, which shall be made by the Employer to the Life Insurance Product, as determined by the Employer, on behalf of the Participant. In the event such Employer Contribution cannot be made to such Product due to limitations contained herein or in the Product, such excess shall be distributed in cash to the Participant no later than the close of the calendar year in which the Employer Contribution would have been made to the Product if such limitations had not existed.

Ownership Of Life Insurance Product. Each Participant shall be named as the owner of the Life Insurance Product as applicable, and shall have all rights, privileges and duties of an owner as set forth in the Product. Such rights may include, without limitation, the right to name a beneficiary to receive any death benefits due under the terms of the Product, the right to request and make withdrawals from the product, including a complete surrender of the Product. All rights as owner of the Life Insurance Product will be exercisable without the consent or involvement of the Employer, except as may be limited in this plan document.
Death. This Program does not promise any particular level of death benefit, but only an annual contribution, as described herein, which may be based on the costs of providing certain levels of death benefit under a particular Life Insurance Product. The Employer does not guarantee any level of death benefits or that payment will be made by the Insurance Carrier. The Participant’s rights to any benefits under a Product, if any, shall solely be as the owner of such Product described herein.
VII — Administration
Committee; Duties. The Plan will be administered by the Committee. The primary duty of the Committee with respect to the Program will be to calculate and make Employer Contributions into the Life Insurance Product or Annuity Product on behalf of the Participants. The Committee, or its delegate(s), will also coordinate with the Insurance Carrier(s) to effect changes in the death benefit needed to maintain targeted benefit levels subject to the acceptance of the additional risk by the Insurance Carrier(s). The Committee, or its delegate(s), will have the full discretionary authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. The Employer will not have any responsibility regarding the operation of the Life Insurance Product or the exercise of any ownership rights of the Life Insurance Product, which are exercisable solely by the Participant without any involvement from the Employer, except as may be specifically agreed upon.
Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Program will be final, conclusive and binding upon all persons having any interest in the Program.
Indemnity of Committee. The Employer will indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Program on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.
Section 409A. The Program is intended to comply with the requirements of Section 409A to the extent such rules apply to the Program, and the Program shall be interpreted and administered in accordance with that intent. If any provision of a Program would otherwise conflict with or frustrate this intent, that provision will be interpreted so as to avoid the conflict.

VIII — Termination, Suspension or Amendment
Termination, Suspension or Amendment of Program. The Board expressly reserves the right, in its sole discretion, to cease or suspend Employer Contributions under the Program at any time, in whole or in part. The Board expressly reserves the right, in its sole discretion, to amend the Program at any time. Any amendment may provide different amounts of Employer Contributions from those herein set forth. No amendment will be valid if it would have the effect of causing a violation of Section 409A.
IX — Claims Procedure
Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Program (hereinafter referred to as “Claimant”) shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.
Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
a)	The reason for denial, with specific reference to the Program provisions on which the denial is based;
b)	A description of any additional material or information required and an explanation of why it is necessary; and
c)	An explanation of the Program’s claims review procedure.
Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. All Committee decisions on review shall be final and bind all parties concerned.

X — Miscellaneous
Not a Contract of Employment. The Program will not constitute a contract of employment between Employer and the Participant. Nothing in this Plan will give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.
Protective Provisions. A Participant will cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the Employer Contributions as provided for in the Program, and by taking such physical examinations as Employer may deem necessary and by taking such other action as may be requested by Employer.
Governing Law. The provisions of this plan document shall be construed and interpreted according to the laws of the Commonwealth of Virginia, except as may be preempted by federal law.
Validity. If any provision of this plan document will be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this plan document shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
Notice. Any notice or filing required or permitted under the Program will be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee will be directed to the Employer’s address. Mailed notice to a Participant will be directed to the individual’s last known address in Employer’s records.
Successors. The provisions of the Program shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein includes any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

Gannett Co., Inc.
By:	/s/ Roxanne V. Horning
NAME: Roxanne V. Horning
TITLE: Senior Vice President/Human Resources

DATE: December 31, 2008

Exhibit A
Gannett Co., Inc.
Executive Life Insurance Plan Document

Cash Value Target	Level Premiums solved to provide enough cash value immediately after assumed termination of employment at age 65 to continue the Targeted Death Benefit until age 95 (i.e., provide that the policy will lapse at age 95). If employment extends past age 65, the Targeted Death Benefit is assumed to change to the Post Retirement Targeted Death Benefit level at age 65.

Death Benefit:	Targeted Death Benefit as provided by the Program

Salary Scale	5% to age 65

Premiums	Payable annually through age 65 or a minimum of 5 years

Cost of Insurance Charges	Actual COI charges up to date of resolve; thereafter, insurance carrier’s current COI rates for the product as of the date of resolve.

Interest Crediting Rate:	Actual policy crediting rates up to date of resolve; thereafter, insurance carrier’s current general account crediting rate for the product as of the date of resolve.

Premium Duration:	As provided by the Program